Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Broadband Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Broadband Corporation of our reports dated February 3, 2020, with respect to the consolidated balance sheets of Liberty Broadband Corporation as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Liberty Broadband Corporation.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases at the Company’s equity method investee, Charter Communications, Inc., as of January 1, 2019 due to the adoption of Accounting Standard Codification Topic 842, Leases.

Description	Registration Statement No.	Description
S-8	333-200436	Liberty Broadband Corporation Transitional Stock Adjustment Plan, as amended
S-8	333-200438	Liberty Broadband Corporation 2014 Omnibus Incentive Plan (Amended and Restated as of March 11, 2015), as amended
S-8	333-233258	Liberty Broadband Corporation 2019 Omnibus Incentive Plan

/s/ KPMG LLP

Denver, Colorado
February 3, 2020